Exhibit 99.2

Abraxis BioScience, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share data)

	June 30,	December 31,
	2010	2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$171,724	$203,312
Accounts receivable, net of chargebacks of $1,515 in 2010 and $1,445 in 2009 and credit returns of $1,369 in 2010 and $1,026 in 2009	49,960	47,220
Related party receivable	6,206	51
Inventories	60,834	54,209
Prepaid expenses and other current assets	24,202	40,994
Deferred income taxes	25,510	25,510

Total current assets	338,436	371,296
Property, plant and equipment, net	262,160	236,798
Investments in unconsolidated entities	16,412	22,774
Intangible assets, net of accumulated amortization of $165,147 in 2010 and $144,908 in 2009	131,807	144,633
Goodwill	253,821	241,361
Other non-current assets	57,484	51,518

Total assets	$1,060,120	$1,068,380

Liabilities and equity
Current liabilities:
Accounts payable	$18,263	$28,577
Accrued liabilities	84,563	88,865
Accrued litigation costs	57,635	57,635
Related party payable	—	334
Deferred revenue	2,880	3,138

Total current liabilities	163,341	178,549
Deferred income taxes, non-current	31,686	29,507
Long-term portion of deferred revenue	2,624	4,867
Other non-current liabilities	10,862	9,192

Total liabilities	208,513	222,115
Equity
Stockholders’ equity:
Common stock—$0.001 par value; 100,000,000 shares authorized; 40,404,056 and 40,107,334 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively	40	40
Additional paid-in capital	1,236,298	1,213,707
Accumulated deficit	(394,668)	(375,805)
Accumulated other comprehensive income	733	5,011

Total stockholders’ equity	842,403	842,953
Noncontrolling interest	9,204	3,312

Total equity	851,607	846,265

Total liabilities and equity	$1,060,120	$1,068,380

See notes to condensed consolidated financial statements.

Abraxis BioScience, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
		(unaudited)
		(in thousands, except per share data)
Abraxane revenue	$82,061	$75,680	$170,008	$145,773
Other product revenue	50,458	7,413	69,225	7,938
Other revenue	2,776	2,036	6,892	4,000

Net revenue	135,295	85,129	246,125	157,711
Cost of sales	50,110	14,616	72,740	23,743

Gross profit	85,185	70,513	173,385	133,968
Operating expenses:
Research and development	35,888	39,411	69,334	71,742
Selling, general and administrative	59,860	47,546	110,273	92,695
Amortization of intangible assets	10,188	9,957	20,276	19,907

Total operating expenses	105,936	96,914	199,883	184,344

Loss from operations	(20,751)	(26,401)	(26,498)	(50,376)
Equity in net (loss) income of unconsolidated entities	(846)	329	(1,855)	1,360
Interest income	3,393	741	3,958	1,887
Other (expense) income	(1,719)	937	968	(503)

Loss before income taxes	(19,923)	(24,394)	(23,427)	(47,632)
Benefit for income taxes	(3,720)	(114)	(3,959)	(51)

Net loss	$(16,203)	$(24,280)	$(19,468)	$(47,581)

Net loss attributable to noncontrolling interest	(343)	(847)	(605)	(1,227)

Net loss attributable to common shareholders	$(15,860)	$(23,433)	$(18,863)	$(46,354)

Basic and diluted net loss per common share	$(0.39)	$(0.58)	$(0.47)	$(1.16)

Stock-based compensation is included above in the following classification:
Cost of sales	$219	$87	$323	$190
Research and development	1,886	1,093	2,071	2,285
Selling, general and administrative	7,436	2,184	8,827	5,303

	$9,541	$3,364	$11,221	$7,778

See notes to condensed consolidated financial statements.

Abraxis BioScience, Inc.
Condensed Consolidated Statements of Equity
Six Months Ended June 30, 2010
(in thousands)

	Stockholders’ Equity
					Accumulated
					Other
	Common Stock		Additional	Accumulated	Comprehensive	Non-controlling	Total
	Shares	Amount	Paid-In Capital	Deficit	Income (Loss)	Interest	Equity
	(unaudited)
Balance at December 31, 2009	40,107	$40	$1,213,707	$(375,805)	$5,011	$3,312	$846,265
Exercise of stock options	245	—	4,705	—	—	—	4,705
Net settlement of vested restricted stocks	52	—	(1,375)	—	—	—	(1,375)
Equity-based compensation	—	—	12,570	—	—	—	12,570
Contribution for payment of RSU Plan II compensation expense	—	—	6,691	—	—	—	6,691
Noncontrolling interest related to business combination	—	—	—	—	—	6,875	6,875
Other	—	—	—	—	—	(378)	(378)
Comprehensive loss:
Net loss	—	—	—	(18,863)	—	(605)	(19,468)
Unrealized loss on available-for-sale securities	—	—	—	—	(4,422)	—	(4,422)
Foreign currency translation adjustments	—	—	—	—	144	—	144

Comprehensive loss	—	—	—	—	—	—	(23,746)

Balance at June 30, 2010	40,404	$40	$1,236,298	$(394,668)	$733	$9,204	$851,607

See notes to condensed consolidated financial statements.

Abraxis BioScience, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Six Months Ended
	June 30,
	2010	2009
	(unaudited)
Cash flows from operating activities:
Net loss	$(19,468)	$(47,581)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	30,074	27,496
Amortization of deferred revenue	(2,501)	(2,611)
Other than temporary loss on marketable securities	—	2,944
Loss (gain) on derivatives	904	(1,202)
Equity-based compensation	11,221	7,778
Deferred income taxes	—	721
Equity in net loss (income) of unconsolidated entities	1,855	(1,360)
Gain on sale of marketable securities	—	(792)
Gain on sale of subsidiary	—	(2,667)
Gain related to DSC equity investment	(1,773)	—
Changes in operating assets and liabilities:
Accounts receivable, net	3,663	(5,905)
Cash collateral for reacquisition of agreement	—	300,631
Related party, net	(7,732)	(795)
Inventories	(6,678)	9,814
Prepaid expenses and other current assets	20,353	9,516
Accounts payable and accrued expenses	(20,600)	(13,731)
Reacquisition payable	—	(268,000)
Other non-current assets and liabilities	(6,087)	760

Net cash provided by operating activities	3,231	15,016

Cash flows from investing activities:
Purchases of property, plant and equipment	(34,918)	(68,382)
Cash from consolidation of Drug Source Company	15,099	—
Cash paid for acquisition	(5,754)	—
Purchases of investments and marketable securities	(3,000)	—
Purchases of other equity investments	(7,529)	—
Investment in notes receivable	(10,000)	—
Proceeds from sale of subsidiary	—	2,046
Proceeds from sale of marketable securities	—	3,676

Net cash used in investing activities	(46,102)	(62,660)

Cash flows from financing activities:
Proceeds from the exercise of stock options	4,705	285
Contribution for RSU Plan II compensation expense	6,691	—
Purchases of treasury stock	—	(874)

Net cash provided by (used in) financing activities	11,396	(589)
Effect of exchange rates on cash and cash equivalents	(113)	94

Net decrease in cash and cash equivalents	(31,588)	(48,139)
Cash and cash equivalents, beginning of period	203,312	306,390

Cash and cash equivalents, end of period	$171,724	$258,251

See notes to condensed consolidated financial statements.

ABRAXIS BIOSCIENCE, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010
(Unaudited)
(1) Summary of Significant Accounting Policies
     Basis of Presentation
     Abraxis BioScience, Inc. is a Delaware corporation that was formed in June 2007. We are a biotechnology company, with a proprietary marketed product (Abraxane®), global ownership of our proprietary technology platform and clinical pipeline, and dedicated nanoparticle manufacturing capabilities for worldwide supply integrated with seasoned in-house capabilities, including discovery, clinical drug development, regulatory and sales and marketing.
     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, these financial statements do not include all of the information and notes required by generally accepted accounting principles in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six months ended June 30, 2010 are not necessarily indicative of the results that may be expected for the year ended December 31, 2010 or other future periods. The balance sheet information at December 31, 2009 has been derived from the audited financial statements at that date, but does not include all of the information and notes required by generally accepted accounting principles for complete financial statements.
     On June 30, 2010, we entered into an Agreement and Plan of Merger with Celgene Corporation and Artistry Acquisition Corp., a direct wholly-owned subsidiary of Celgene (“Merger Sub”), pursuant to which, subject to the satisfaction or waiver of certain conditions, we will become a direct wholly-owned subsidiary of Celgene at closing. Refer to Note 12—Merger Agreement with Celgene Corporation for further details.
     Basis of Consolidation
     The accompanying condensed consolidated financial statements reflect the consolidated operations of Abraxis BioScience, Inc. and its subsidiaries. The condensed consolidated financial statements include the assets, liabilities and results of operations of our wholly-owned and majority-owned operating subsidiaries and variable interest entities for which we are the primary beneficiary. Equity investments in which we have the ability to exercise significant influence over the entities but do not control are accounted for using the equity method. All material intercompany balances and transactions were eliminated in consolidation.
     For variable interest entities, we assess the terms of our interest in the entity to determine if we are the primary beneficiary. The primary beneficiary of a variable interest entity (VIE) is the party that has a controlling financial interest in the VIE and therefore has (1) the power to direct the VIE’s activities that most significantly impact the VIE’s economic performance, and (2) the obligation to absorb the VIE’s losses or the right to receive benefits from the VIE, that could potentially be significant to the VIE. Variable interests are ownership, contractual or other pecuniary interests in an entity that change with changes in the fair value of the entity’s net assets excluding variable interests. We have a variable interest in one VIE, DiThera, Inc., and because we are the primary beneficiary, the VIE is consolidated in our financial statements.
     Reclassification
     Certain prior year amounts have been reclassified to conform to current year presentations. The reclassifications did not impact net income or total stockholders’ equity.
     Use of Estimates
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Estimates may also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
     Cash and Cash Equivalents
     It is our policy to include cash and investments having maturities of three months or less at the time of acquisition in cash and cash equivalents.

     Fair Value Measurement
     Our assets and liabilities are measured at fair value on a recurring basis in accordance with the provisions for fair value measurement and disclosures. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date.
     Investments
     We review quarterly our available-for-sale securities and cost method investments for other than temporary declines in fair value and whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. This review includes an analysis of the facts and circumstances of each individual investment such as the severity of loss, the length of time the fair value has been below cost, the expectation for that security’s performance and the creditworthiness of the issuer. For the three months and six months ended June 30, 2010, we did not have any other than temporary losses. For the three months ended June 30, 2009, we did not have any other than temporary losses; however, for the six months ended June 30, 2009, we recognized an other than temporary loss of $2.9 million on available-for-sale securities whose values, based on market quotation, had declined significantly below their carrying value. This other than temporary loss is included in “Other income and expense” in the condensed consolidated statements of operations.
     Subsequent Events
     We have evaluated subsequent events through the date of issuance of our financial statements in this Form 10-Q.
     Recent Accounting Pronouncements
     In June 2009, the FASB issued a new accounting standard which amends guidance regarding consolidation of variable interest entities to address the elimination of the concept of a qualifying special purpose entity (the “QSPE”). This standard also replaces the quantitative-based risks and rewards calculation for determining which enterprise has a controlling financial interest in a variable interest entity with an approach focused on identifying which enterprise has the power to direct the activities of the variable interest entity, and the obligation to absorb losses of the entity or the right to receive benefits from the entity. Additionally, the standard requires any enterprise that holds a variable interest in a variable interest entity to provide enhanced disclosures that will provide users of financial statements with more transparent information about an enterprise’s involvement in a variable interest entity. This standard was effective for us beginning on January 1, 2010. Adoption of this standard did not have a material impact on our consolidated financial statements.
     In October 2009, the FASB issued a new accounting standard which amends guidance on accounting for revenue arrangements involving the delivery of more than one element of goods and/or services. The standard amends the criteria for separating consideration in multiple-deliverable arrangements and establishes a selling price hierarchy for determining the selling price of a deliverable. The amendments will eliminate the residual method of allocation and require that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method. The standard also significantly expands the disclosures related to a vendor’s multiple-deliverable arrangement. The standard is effective on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Alternatively, adoption may be on a retrospective basis, and early application is permitted. We are evaluating the impact of this standard on our consolidated financial statements.
     In April 2010, the FASB issued new accounting guidance to provide clarification on the classification of a share-based payment award as either equity or a liability. Under ASC 718, Compensation-Stock Compensation, a share-based payment award that contains a condition that is not a market, performance, or service condition is required to be classified as a liability. The amendments clarify that a share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, such an award should not be classified as a liability if it otherwise qualifies as equity. The amendments are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. Earlier application is permitted. Adoption of this standard is not expected to have a material impact on our consolidated financial statements.
     In May 2010, the FASB issued new guidance on the use of the milestone method of recognizing revenue for research and development arrangements under which consideration to be received by the vendor is contingent upon the achievement of certain milestones. The update provides guidance on the criteria that should be met for determining whether the milestone method of revenue recognition is appropriate. A vendor can recognize consideration in its entirety as revenue in the period in which the milestone is achieved only if the milestone meets all criteria to be considered substantive. Additional disclosures describing the consideration arrangement and the entity’s accounting policy for recognition of such milestone payments are also required. The new guidance is effective for fiscal years, and interim periods within such fiscal years, beginning on or after June 15, 2010, with early adoption permitted. The guidance may be applied prospectively to milestones achieved during the period of adoption or retrospectively for all prior periods. We are evaluating the impact of this standard on our consolidated financial statements.

(2) Earnings Per Share Information
     Basic loss per common share is computed by dividing net loss attributable to common shareholders by the weighted-average number of common shares outstanding during the reporting period. Diluted loss per common share is computed by dividing net loss attributable to common shareholders by the weighted-average number of common shares used for the basic calculations plus the weighted average dilutive shares, unless the impact of including the dilutive shares are anti-dilutive. Net loss per share for basic and dilutive shares was the same since we had a net loss for the three and six months ended June 30, 2010 and 2009. Calculations of basic and diluted loss per common share information are based on the following:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
		(unaudited, in thousands, except per share data)
Basic and dilutive numerator:
Net loss attributable to common shareholders	$(15,860)	$(23,433)	$(18,863)	$(46,354)

Basic and dilutive denominator:
Weighted average common shares outstanding	40,377	40,113	40,280	40,100

Net loss per common share—basic and diluted	$(0.39)	$(0.58)	$(0.47)	$(1.16)

Potentially dilutive shares not included	311	189	140	219

(3) Acquisitions
     Acquisition of Diagnostic Company
     In January 2010, we acquired a 100% ownership interest in a U.S.-based diagnostics company for a total purchase price of $5.8 million, including the assumption of certain liabilities and future contingent payments. In accordance with FASB ASC 805 Business Combinations, the acquisition was accounted for as a business combination and the assets, liabilities and results of operations of the acquired company were consolidated in our financial statements from the date of acquisition.
     The following table summarizes the allocation of the purchase price to the acquired tangible and identifiable intangible assets and liabilities assumed based on their fair values at the date of acquisition (unaudited, in thousands):

Current assets (net of cash acquired)	$96
Property, plant and equipment	34
Intangible assets	5,570
Goodwill	10,346
Current liabilities	(377)
Deferred tax liability	(2,248)
Other long-term liabilities	(7,660)

Total purchase price	$5,761

     The fair value of the acquired company at the time of the acquisition was estimated at $5.8 million. As the acquired entity is a private company, the fair value was based on significant inputs that are not observable in the market and thus represents a Level 3 measurement as defined in FASB ASC 820, Fair Value Measurements and Disclosures.
     The following table summarizes the fair values allocated to the intangible assets at the date of acquisition:

	Weighted-
	average	Gross
	Remaining	Carrying	Accumulated	Net Book
	Life	Amount	Amortization	Value
		(unaudited, in thousands)

Technology	9.8 yrs	$5,340	$89	$5,251
Other	0.8 yrs	230	38	192

Total		$5,570	$127	$5,443

     The intangibles assets are all definite-lived intangibles and have weighted average lives of approximately 9.5 years.
     The excess of the purchase price over the net tangible and intangible assets acquired resulted in goodwill of $10.3 million. Goodwill is not deductible for income tax purposes.
     We also recorded $7.7 million in other long-term liabilities as the estimated fair value of our contingent consideration arrangement. The contingent consideration arrangement requires us to pay between $3.0 million to $10.5 million to the former shareholders dependent upon the net revenues earned at each threshold. In determining the fair value of the contingent consideration, we considered the projected revenues of the acquired company and the estimated probability of achieving each revenue threshold. A discount rate of 5% was used to calculate the present value of the estimated contingent payments based on the overall assessed risk associated with the contingent payments.
     Acquisition of Controlling Interest in DSC
     In March 2010, Drug Source Company, LLC (DSC) acquired one of its member’s partnership interest thereby increasing our ownership interest in DSC from 50% to 67%. Prior to the business combination, we accounted for our investment in DSC under the equity method. The acquisition date fair value of our previous 50% equity interest was estimated to be $12.2 million. In accordance with FASB ASC 805 Business Combinations, we recognized a gain of $1.8 million as a result of the re-measuring to fair value our equity interest in DSC prior to the business combination. The gain is recorded in other income in our consolidated statements of operations.
     As we now have a controlling interest in DSC, the assets, liabilities and results of operations of DSC are consolidated in our financial statements from the date of acquisition. The following table summarizes the fair values of the assets and liabilities recorded on the date of the business combination (unaudited, in thousands):

Cash and cash equivalents	$15,099
Accounts receivable	6,337
Other current assets	2,595
Property, plant and equipment	273
Intangible assets	2,080
Goodwill	2,114
Other current assets	123

Total assets	$28,621

Current liabilities	$7,789
Noncontrolling interest	6,875
Abraxis’ investment in Drug Source Company, LLC	13,957

Total liabilities and equity	$28,621

     Pursuant to the business combination, goodwill of $2.1 million was recognized. Goodwill is not deductible for income tax purposes. We also recorded intangible assets of $2.1 million comprised primarily of customer and supplier relationships. The intangible assets are all definite-lived intangibles and have weighted average lives of approximately 9.9 years.
     The fair value of the 33% noncontrolling interest was recorded at $6.9 million and reflects the estimated fair values of the assets and liabilities of DSC at the date of acquisition. As DSC is a private company, the fair value was based on significant inputs that are not observable in the market and thus represents a Level 3 measurement as defined in FASB ASC 820, Fair Value Measurements and Disclosures.
     The amounts of revenue and earnings of DSC included in our consolidated statements of operations from the acquisition date to the periods ended June 30, 2010 were as follows (unaudited, in thousands):

Net revenue	$41,624
Net income attributable to Abraxis BioScience, Inc.	478

     Supplemental Pro Forma Data
     The following represents pro forma results as if DSC had been included in our consolidated statements of operations for the entire three and six months ended June 30, 2010 and June 30, 2009:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(unaudited, in thousands)
Pro forma financial results:
Net revenue	$135,295	$107,746	$249,843	$217,559
Net loss attributable to Abraxis BioScience, Inc.	(15,860)	(23,358)	(18,989)	(45,969)
     Adjustments have been made for additional amortization that would have been charged assuming the fair value adjustments to intangible assets had been applied as of January 1, 2009, together with the consequential tax effects. The pro forma information is not necessarily indicative of the results that would have been achieved if the acquisitions had been effective on January 1, 2009.
(4) Inventories
     Inventories are valued at the lower of cost or market as determined under the first-in, first-out, or FIFO, method, as follows:

		December
	June 30,	31,
	2010	2009
	(unaudited)
	(in thousands)
Finished goods	$14,706	$3,908
Work in process	15,903	18,235
Raw materials	30,225	32,066

	$60,834	$54,209

     Inventories consist of products currently approved for marketing and may, from time to time, include certain products pending regulatory approval. Occasionally, we capitalize inventory costs associated with products prior to regulatory approval based on our judgment of probable future commercial success and realizable value. Such judgment incorporates our knowledge and best judgment of where the product is in the regulatory review process, our required investment in the product, market conditions, competing products and our economic expectations for the product post-approval relative to the risk of manufacturing the product prior to approval. In evaluating the market value of inventory pending regulatory approval as compared to its cost, we consider the market, pricing and demand for competing products, anticipated selling price for the product and the position of the product in the regulatory review process. If final regulatory approval for such products is denied or delayed, we may need to provide for and expense such inventory. No inventory held at June 30, 2010 or December 31, 2009 was pending regulatory approval.
     We routinely review our inventory and establish reserves when the cost of the inventory is not expected to be recovered or its product cost exceeds realizable market value. In instances where inventory is at or approaching expiry, is not expected to be saleable based on quality and control standards or for which the selling price has fallen below cost, we reserve for any inventory impairment based on the specific facts and circumstances. Provisions for inventory reserves are reflected in the financial statements as an element of cost of sales with inventories presented net of related reserves.

(5) Fair Value
     Fair value measurement
     In accordance with FASB ASC 820, Fair Value Measurements and Disclosures, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date. ASC 820 establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of us. Unobservable inputs are inputs that reflect our assumptions about the inputs that market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances. The fair value hierarchy is broken down into three levels based on the source of inputs as follows:

Level 1	—	Valuations based on unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2	—	Valuations based on quoted prices in markets that are not active, or financial instruments for which all significant inputs are observable; either directly or indirectly; and

Level 3	—	Valuations based on prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable, thus, reflecting assumptions about the market participants.
     Assets and Liabilities Measured at Fair Value on a Recurring Basis
     The following fair value hierarchy tables present information about each major class of our financial assets and liabilities measured at fair value on a recurring basis as of June 30, 2010 and December 31, 2009. All of the investments below reflect strategic investments.

	Basis of fair value measurements
	Quoted prices in
	active	Significant other	Significant
	markets for	observable	unobservable	Balance as of
	identical assets	inputs	inputs	June
	(Level 1)	(Level 2)	(Level 3)	30, 2010
	(unaudited, in thousands)
Marketable equity securities	$5,480	$—	$—	$5,480
Marketable debt securities	—	—	17,094	17,094
Warrants and options	—	3,385	—	3,385

Total assets at fair value	$5,480	$3,385	$17,094	$25,959

Contingent consideration	$—	$—	$7,660	$7,660

Total liabilities at fair value	$—	$—	$7,660	$7,660

	Basis of fair value measurements
	Quoted prices in
	active	Significant other	Significant
	markets for	observable	unobservable	Balance as of
	identical assets	inputs	inputs	June
	(Level 1)	(Level 2)	(Level 3)	31, 2009
	(in thousands)
Marketable equity securities	$6,902	$—	$—	$6,902
Marketable debt securities	—	—	16,977	16,977
Warrants and options	—	4,289	—	4,289

Total assets at fair value	$6,902	$4,289	$16,977	$28,168

     Warrants and options are measured at fair value at each reporting period using market prices and the change in market value is recognized as realized gains or losses and recorded in other income (expense).
     Level 3 assets consist of interest bearing convertible notes with maturity dates in 2011, 2015 and 2018. There is limited market activity for these convertible notes such that the determination of fair value requires significant judgment or estimation. The convertible notes are initially measured at acquisition cost and subsequently valued by considering, among other items, assumptions that market participants would use in their estimates of fair value, such as the collateral underlying the security, the inability to sell the investment in an active market, the creditworthiness of the issuer, and, the timing of expected future cash flows.

     As of June 30, 2010, we reported $7.7 million as the fair value of the contingent consideration pursuant to our acquisition of a U.S.-based diagnostics company (See Note 3 — Acquisitions). The contingent consideration is classified as a Level 3 liability.
     We also review quarterly our cost method investment for other than temporary declines in fair value. Since the fair value of a cost method investment is not readily determinable, we assess for potential impairment when an event or change in circumstances has occurred in the period that may have a significant adverse effect on the fair value of the investment. The carrying amount of our cost method investment was $3.4 million as of June 30, 2010 and December 31, 2009.
     Assets Measured at Fair Value on a Nonrecurring Basis
     We evaluate our long-lived assets and goodwill for potential impairment under the provisions of FASB ASC 360 Property, Plant and Equipment and ASC 350 Intangibles-Goodwill and Other, respectively, when changes in events and circumstances indicate that the assets might be impaired. There were no re-measurements to fair value for the three or six months ended June 30, 2010.
     Fair value of other financial instruments
     Other financial instruments consist mainly of cash and cash equivalents, accounts receivable and accounts payable. Cash equivalents include investments with maturities of three months or less at the time of acquisition. At June 30, 2010 and December 31, 2009, the carrying amounts of items comprising current assets and current liabilities approximate fair value due to the short-term nature of these financial instruments. Additionally in February 2010, we entered into a notes receivable agreement for $10 million. The note bears interest at 5% annually and is payable in five equal annual installments beginning in February 2011. We accounted for the notes receivable as a cost basis investment.
(6) Marketable Securities
     The following tables summarize our marketable securities by category as of June 30, 2010 and December 31, 2009:

	June 30, 2010
	(unaudited, in thousands)
		Gross
		Unrealized
	Adjusted Cost	Gains	Fair Value
Marketable equity securities	$5,404	$76	$5,480
Marketable debt securities	14,148	2,946	17,094

	December 31, 2009
	(in thousands)
		Gross
		Unrealized
	Adjusted Cost	Gains	Fair Value
Marketable equity securities	$2,404	$4,498	$6,902
Marketable debt securities	14,031	2,946	16,977
     Gains or losses on marketable equity and debt securities considered to be temporary are included in accumulated other comprehensive income at each measurement date. We had net unrealized losses of $3.1 million and net unrealized gains of $0.7 million on marketable equity securities for the three months ended June 30, 2010 and 2009, respectively. For the six months ended June 30, 2010 and June 30, 2009, we had net unrealized losses of $4.4 million and net unrealized gains of $2.8 million, respectively. At June 30, 2010, we had one investment with a fair value of $2.9 million that had aggregate unrealized losses of $2.4 million. We have determined that the decline in fair value is temporary based on the short duration of the decline, our ability and intent to hold the investment, and the performance prospects of the investee.
     For the six months ended June 30, 2010, we did not have any other than temporary losses as compared to $2.9 million other than temporary losses recognized on available-for-sale securities for the same period in the prior year. Other than temporary losses are included in other income and expense in the statements of operations. Additionally, for the three and six months ended June 30, 2009, we had gross realized gains of $0.8 million on proceeds of $3.7 million from the sale of marketable securities.

(7) Related Party Transactions
     Related party transactions at June 30, 2010 consisted of $6.2 million in net receivables from APP Pharmaceuticals (APP). At December 31, 2009, we had receivables of $0.1 million from Drug Source Company (which is now consolidated in our financial statements) and $0.3 million in payables to APP.
     Transactions with APP Pharmaceuticals
     In connection with the separation of APP and us on November 13, 2007, we entered into a number of agreements that govern the relationship between APP and us for a period of time after the separation. The agreements were entered into while we were still a wholly owned subsidiary of Old Abraxis. These agreements included (i) a tax allocation agreement, (ii) an employee matters agreement, (iii) a transition services agreement, (iv) a manufacturing agreement and (v) various real estate leases. Transactions relating to these agreements recorded in our condensed consolidated statements of operations are summarized in the following table:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(unaudited, in thousands)
Other revenue:
Net rental income	$647	$647	$1,294	$1,416
Cost of sales:
Manufacturing and distribution costs	620	29	1,337	329
Facility management fees	750	750	1,500	1,250
Selling, general and administrative
Net general and administrative costs	166	295	290	658
     Tax Allocation Agreement
     The tax allocation agreement allocates the liability for taxes prior to the 2007 separation of APP and us. Under the tax allocation agreement, APP is responsible for and has agreed to indemnify us against all tax liabilities to the extent they relate to APP’s hospital-based business, and we are responsible for and have agreed to indemnify APP against all tax liabilities to the extent they relate to our proprietary products business. The tax allocation agreement also provides the extent to which, and the circumstances under which, the parties would be liable if the distribution were not to constitute a tax-free distribution under Section 355 and Section 368(a)(1)(D) of the Internal Revenue Code. In general, we are required to indemnify APP for any taxes resulting from a failure of the distribution to so qualify, unless such failures results solely from APP’s specified acts. In April 2010, APP received a notification from the internal revenue service in connection with their review of Old Abraxis’ 2006 tax treatment of the timing of recognition of consideration received in a licensing transaction related to our business. We estimate that our maximum liability to APP under the tax allocation agreement from this review is approximately $7 million. However, we believe the tax position taken by Old Abraxis was appropriate and will be upheld. Accordingly, we have not taken any accrual for this potential contingency.
(8) Accrued Liabilities
     Accrued liabilities consisted of the following at:

	June 30,	December 31,
	2010	2009
	(unaudited)
	(in thousands)
Sales and marketing	$4,591	$5,226
Marketing rebates	6,538	9,513
Payroll and employee benefits	18,336	22,116
Legal	41,672	30,491
Liability award plan	—	7,986
Other	13,426	13,533

	$84,563	$88,865

(9) Stock-Based Compensation
     Restricted Unit Plan
     In connection with the 2007 separation, we assumed the American BioScience Restricted Unit Plan II (the “Plan”). We also assumed the restricted units previously granted under this plan to our employees.
     The units issued under the American BioScience Restricted Unit Plan II generally vested one-half on April 18, 2008 (which was the second anniversary of the closing of the merger) and the balance of the shares generally vested on April 18, 2010. The units entitled their holders to receive a number of our shares of common stock determined on each vesting date based on the notional price that vests on such date divided by our average trading price over the three days prior to vesting; except that if the average trading price of our stock price was less than $66.63, then the notional price was divided by $66.63. The maximum number of our shares that were issuable under this restricted unit plan was 367,100 shares.
     The awards under the plan were accounted for as liability awards and as such, were required to be marked to fair value at each reporting period. In connection with the final settlement of these liability awards, we recorded adjustments to reflect the vesting date fair value of the awards which resulted in reductions of $0.9 million and $2.2 million in selling, general and administrative expense and research and development expense, respectively, for the six months ended June 30, 2010.
     We also assumed an agreement between Old Abraxis and RSU Plan LLC (“RSU LLC”). Under the terms of this agreement, RSU LLC agreed that prior to the date on which restricted stock units issued pursuant to American BioScience Restricted Unit Plan II become vested, RSU LLC would deliver, or cause to be delivered, to us the number of our shares of common stock or cash (or a combination thereof) in an amount sufficient to satisfy the obligations to participants under the American BioScience Restricted Unit Plan II of the vested restricted units. We were required to satisfy our obligations under the American BioScience Restricted Unit Plan II by paying to the participants in the American BioScience Restricted Unit Plan II cash and/or shares of our common stock in the same proportion as was delivered by the RSU LLC. The intention of this agreement was to have RSU LLC satisfy our obligations under American BioScience Restricted Unit Plan II so that there would not be any further dilution to our stockholders as a result of our assumption of the American BioScience Restricted Unit Plan II. In connection with the agreement, RSU LLC contributed $6.7 million in April 2010 for the repayment of stock compensation under the RSU Plan II for the balance of the awards that vested on April 18, 2010.
(10) Income Taxes
     Our effective tax rate for the three and six months ended June 30, 2010 was approximately 18.7% and 16.9% respectively, resulting in a benefit for income taxes. The effective tax rate differs from the statutory rate primarily as the result of the application of a valuation allowance against the net income tax benefit for the year. In addition, for the three months ended June 30, 2010, we reversed an uncertain tax position accrual of $4.5 million into the current period’s tax provision after a favorable review by the Canadian Revenue Agency. The recognition of this tax benefit resulted in a benefit to the effective tax rate.
     We recognize interest and penalties related to unrecognized tax benefits in our income tax expense. At June 30, 2010, we had $0.1 million of accrued interest. We do not have any returns currently subject to examination by tax authorities or any open audits.
(11) Comprehensive (Loss) Income
     Elements of comprehensive (loss) income, net of income taxes, were as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(unaudited, in thousands)
Foreign currency translation adjustments	$628	$821	$145	$(1,204)
Unrealized (loss) gain on marketable equity securities	(3,122)	727	(4,422)	2,821

Other comprehensive (loss) income	(2,494)	1,548	(4,277)	1,617
Net loss	(16,203)	(24,280)	(19,468)	(47,581)

Comprehensive loss	$(18,697)	$(22,732)	$(23,745)	$(45,964)

Comprehensive loss attributable to noncontrolling interest	$(343)	$(847)	$(605)	$(1,227)

Comprehensive loss attributable to common shareholders	$(18,354)	$(21,885)	$(23,140)	$(44,737)

     At June 30, 2010 and 2009, we had cumulative foreign currency translation gain adjustments of $0.5 million and $0.1 million, respectively. In addition, at June 30, 2010 and 2009, we had cumulative unrealized gains of $0.2 million and $0.5 million, respectively, on marketable securities.
(12) Merger Agreement with Celgene Corporation
     On June 30, 2010, we entered into an Agreement and Plan of Merger with Celgene Corporation (Celgene) and Artistry Acquisition Corp., a direct wholly-owned subsidiary of Celgene (“Merger Sub”), pursuant to which, subject to the satisfaction or waiver of certain conditions, we will become a direct wholly-owned subsidiary of Celgene. Under the terms of the agreement, each share of our common stock will be converted into the right to receive an upfront payment of $58.00 in cash and 0.2617 shares of Celgene common stock. Each share will also receive one tradeable Contingent Value Right (CVR) which entitles its holder to receive payments for future regulatory milestones and commercial royalties.
     The transaction has been approved by our Board of Directors and is subject to customary closing conditions, including the approval of the acquisition by our stockholders, the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the effectiveness of Celgene’s Registration Statement on Form S-4 covering shares of Celgene common stock and CVRs to be issued in the merger. Our controlling stockholders have executed a voting agreement pursuant to which they have agreed, subject to the terms thereof, to vote their shares of Abraxis common stock in favor of the approval and adoption of the merger agreement. The voting agreement will provide the requisite stockholder approval for the merger. In connection with the transaction, Celgene and Abraxis have filed a registration statement on Form S-4 and a preliminary proxy statement/prospectus with the SEC on July 29, 2010 and intend to file other relevant materials with the SEC, including amendments and supplements to such registration statement and preliminary proxy statement/prospectus and other relevant documents concerning the merger. Abraxis stockholders are advised to read the registration and proxy statements because they will contain important information. Investors may obtain a free copy of the registration and proxy statements and other relevant documents filed by Celgene and Abraxis with the SEC at the SEC’s Web site at http://www.sec.gov. The acquisition is expected to close in the third or fourth quarter of 2010.
(13) Contingencies
     Our company, the members of our board of directors and Celgene are named as defendants in putative class action lawsuits brought by our stockholders challenging the pending merger between our company and Celgene in Los Angeles County Superior Court. The plaintiffs in such actions assert claims for breaches of fiduciary duty arising out of the merger and allege that our directors engaged in self-dealing and obtained for themselves personal benefits and have failed or are failing to provide stockholders with material information relating to the merger. The plaintiffs also allege claims for aiding and abetting breaches of fiduciary duty against our company and Celgene. These lawsuits generally seek, among other things, to enjoin the defendants from consummating the merger until such time as we:
•	adopt and implement a procedure or process to obtain the highest possible price for stockholders;

•	disclose all material information to stockholders regarding the merger; and

•	institute a majority of the minority vote provision.
     In addition, certain legal proceedings in which we are involved are discussed in Note 13 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009. There has been no material developments to the legal proceedings discussed in our 2009 Annual Report.
     We record accruals for contingencies to the extent that we conclude their occurrence is probable and the related damages are estimable. These assessments involve complex judgments about future events and rely on estimates and assumptions. Although we believe we have substantial defenses in these matters, litigation is inherently unpredictable and we could in the future incur judgments or enter into settlements that could have a material adverse effect on our results of operations.
     We are from time to time subject to claims and litigation arising in the ordinary course of business. We intend to defend vigorously any such litigation that may arise under all defenses that would be available to us. In the opinion of management, the ultimate outcome of proceedings of which management is aware, even if adverse to us, would not have a material adverse effect on our consolidated financial position or results of operations.